Exhibit 99.1
For Immediate Release on Wednesday, March 3, 2010
Gasco Energy Announces Fourth Quarter and
Year-End 2009 Financial Results
DENVER — March 3, 2010 /PRNewswire-FirstCall/ — Gasco Energy (NYSE Amex: GSX) today announced financial and operating results for the fourth quarter and full-year ended December 31, 2009.
Full-year 2009 Financial Results
For the year-ended December 31, 2009, Gasco reported a net loss of $50.2 million, or $0.47 per share, as compared to net income in 2008 of $14.5 million, or $0.13 per share on a fully diluted basis. Included in the full-year 2009 operating expenses is a non-cash charge of $41.0 million related to impairments to the carrying value of oil and gas properties that were incurred during 2009. Impairment charges for 2008 totaled $3.5 million related to a decrease in the carrying value of a Gasco-owned drilling rig.
Included in the 2009 results are unrealized derivative losses of $11.5 million attributed to hedge effect. Excluding the effect of unrealized derivative gains and the $41.0 million impairment charge, Gasco would have posted net income of $2.4 million, a non-GAAP measure, or $0.02 per share.
Included in the 2008 results are unrealized derivative gains of $9.2 million attributed to hedge effect. Excluding the effect of unrealized derivative gains and the $3.5 million impairment charge, Gasco would have posted net income of $8.8 million, a non-GAAP measure, or $0.08 per share on a fully diluted basis.
Total revenues during 2009 decreased by approximately 50% to $21.1 million, as compared to $41.9 million in 2008. Oil and gas sales for 2009 declined by 56% to $15.7 million, as compared to $35.6 million for the same period in 2008. The year-over-year decrease in oil and gas sales is primarily attributed to a 54% decrease in prices received for sales of Gasco’s natural gas and a 42% decrease in prices received for oil volumes, combined with a 6% decrease in equivalent production during the comparable annual periods. Gathering revenues from Gasco’s midstream assets were $5.0 million, a 4% increase from the $4.8 million posted in 2008. Subsequent to the end of 2009, Gasco closed on the previously announced sale of its midstream assets for cash consideration of $23.0 million.
For the full year 2009, average prices received for Gasco’s natural gas and liquids were $3.23 per thousand cubic feet of natural gas (Mcf) and $45.47 per barrel of liquid hydrocarbons. This compares to $7.05 per Mcf and $77.71 per barrel for 2008. Gasco’s risk management activities increased its average gas price by $3.06 per Mcf during 2009, and by $0.12 per Mcf during the 2008 reporting period. Including the impact of hedges, Gasco’s average price received for its natural gas production during 2009 was approximately $6.28 per Mcf, as compared to $7.18 per Mcf in the prior-year period.
Gasco’s total assets at year-end 2009 were $104.7 million, as compared to $153.9 million at year-end 2008. Stockholders’ equity at year-end 2009 was a deficit of $4.2 million, as compared to a positive $44.0 million at year-end 2008. Net cash provided by operating activities for 2009 was $16.2 million, as compared to $18.2 million in the comparable 2008 reporting period. Cash and investments were $10.6 million at December 31, 2009.
As of December 31, 2009, Gasco had a $250 million credit facility with JPMorgan, of which $35.0 million was available for borrowing capacity with $34.5 million drawn in borrowing and $0.5 million drawn in letters of credit. Pursuant to the Ninth Amendment to its credit facility, effective February 1, 2010, Gasco’s borrowing base was to be reduced to $16 million by incremental fixed amounts in connection with certain contemplated asset sales, and, effective as of April 1, 2010, to automatically reduce to $16 million, regardless of whether any of the contemplated asset sales were consummated. Effective February 26, 2010, in connection with the consummation of the previously referenced sale of Gasco’s midstream assets and the application of the proceeds therefore to pay down outstanding borrowings under the credit facility, Gasco elected to reduce the borrowing base to $16.0 million effective immediately.
As of March 1, 2010, Gasco had cash and equivalents of approximately $12.5 million and had outstanding borrowings under its credit facility of approximately $11.5 million.
Unit Cost Comparisons — LOE / DD&A / G&A
Lease operating expense (LOE) for the full-year 2009 decreased to $4.4 million from $6.7 million in the same period in 2008. On a per-unit basis, total LOE, including production taxes, was $0.96 per thousand cubic feet of natural gas equivalent (Mcfe), as compared to $1.38 per Mcfe in 2008. The decrease in per-unit LOE is attributed to reduced production taxes ($0.18 per Mcfe lower) and to decreased operating expenses ($0.24 per Mcfe lower). The 34% decrease in total LOE in 2009 is attributed to reduced chemical costs in well treatments, decreased workover expense, to sharply lower commodity prices on which production taxes are based and to the use of severance tax exemptions related to certain of Gasco’s natural gas wells.
Depletion, depreciation and amortization (DD&A) was $5.6 million for the full-year 2009, as compared to $9.5 million for the same period in 2008. On a per-unit basis, DD&A in 2009 declined to $1.23 per Mcfe from $1.96 per Mcfe in the 2008 period. The 41% lower DD&A is attributed to a decrease in the depletable base during 2009 due to impairment charges incurred by Gasco during the year, specifically in the first quarter of 2009.
Gasco reported general and administrative expense (G&A) of $8.1 million in 2009 versus $9.2 million in the same period in 2008, or a 12% decrease. On a per-unit basis, total G&A for 2009 was $1.80 per Mcfe, as compared to $1.90 per Mcfe for the same period in 2008. G&A expense for 2009 includes $1.9 million of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.43 per Mcfe, as compared to the 2008 total of $3.1 million, or $0.64 per Mcfe.
Fourth Quarter 2009 Financial Results
For the quarter-ended December 31, 2009, Gasco reported net income of $0.443 million, or breakeven results of $0.00 per share, as compared to a net loss in 2008 of $1.3 million, or $0.01 per share.
Included in the fourth quarter 2009 results are derivative gains of $0.789 million. Excluding the effect of derivative gains, Gasco would have posted net loss of $0.346 million, a non-GAAP measure, or breakeven results of $0.00 per share.
Included in the fourth quarter 2008 results are derivative gains of $4.1 million and an impairment of the carrying value of Gasco-owned rig of $3.5 million. Excluding the effect of derivative gains and the asset impairment, Gasco would have posted net loss of $1.9 million, a non-GAAP measure, or $0.02 per share.
Total revenues for the fourth quarter 2009 were flat at $6.8 million, as compared to $6.8 million in 2008. Oil and gas sales for the fourth quarter 2009 were $4.5 million, as compared to $4.9 million for the same period in 2008. For the fourth quarter of 2009, the average price received for sales of Gasco’s natural gas and liquid hydrocarbons was $4.09 per Mcf and $55.79 per barrel of liquids. This compares to $3.92 per Mcf and $30.74 per barrel for the same period in 2008.
Quarterly and Annual Production
Estimated cumulative net production for the quarter-ended December 31, 2009 was 1,043 million cubic feet of natural gas equivalent (MMcfe), as compared to 1,228 MMcfe in the year-ago period, a 15% decrease. Estimated cumulative net production for the year-ended December 31, 2009 was 4,528 MMcfe, a decrease of 6% as compared to full-year 2008 net production of 4,838 MMcfe. Included in the full-year 2009 equivalent calculation is 42,151 barrels of liquid hydrocarbons, or flat when compared to 2008 liquids volumes of 42,545 barrels. Net production changes are attributed to normal production declines in existing wells, which are partially offset by the completion of new wells and recompletions of existing wells.

During the fourth quarter 2009, Gasco conducted initial completion operations on two Upper Mancos wells, but did not spud any new wells and did not re-enter any behind-pipe pay zones. Gasco continued to perform workover operations on certain Green River Formation oil wells to enhance oil production during the improved crude oil prices received during the quarter. For the full-year 2009, Gasco invested approximately $5.0 million in oil and gas activities in the Uinta Basin of Utah.
At December 31, 2009, Gasco operated 132 gross wells. Gasco currently has an inventory of 34 operated wells with up-hole recompletions and has one Upper Mancos well awaiting initial completion activities. Gasco began initial operations on two Upper Mancos wells in December.
2009 Proved Reserves
As previously announced, Gasco’s 2009 year-end total proved reserves totaled 46.9 billion cubic feet of natural gas equivalent (Bcfe), comprised of 44.2 Bcf of natural gas and 451,000 barrels of liquids. Gasco’s reserve mix is 94% natural gas and 6% liquid hydrocarbons, including condensate volumes. At year-end 2009, 100% of Gasco’s reserves were classified as proved developed. The price deck used for calculating 2009 proved reserves was $3.06 per MMBtu of natural gas and $46.26 per barrel of crude oil. Based on these prices, the estimated discounted net present value of Gasco’s proved reserves, before projected income taxes, using a 10% per annum discount rate (“PV-10”) was $35.6 million at December 31, 2009.
Operations Update & Subsequent Events
Completion Operations
Gasco commenced its up-hole recompletion program in early February 2010. Since that time, it has successfully completed the initial stages on one Upper Mancos well, recompleted two wells and expects to recomplete an additional well by the end of the first quarter. Recompletions are subject to oilfield service availability and to weather conditions.
Producing Property Acquisition
In late February 2010, Gasco completed the acquisition of certain oil and gas leases and lands from Petro-Canada Resources (USA) Inc. for a purchase price of $0.482 million, subject to customary post-closing terms and conditions. Included in the transaction are approximately 3.0 Bcfe of proved developed reserves from two wells and approximately 5,582 net mineral acres located in Gasco’s core Riverbend Project area in Duchesne County, Utah. Current production is 400 Mcf per day net to Gasco. Engineers are currently designing an extensive workover and recompletion program for the two wells in the Mancos, Blackhawk and Mesaverde formations so as to increase production. Gasco funded the acquisition with cash flow from operating activities.
Risk Management
At recent production levels, approximately 65% of Gasco’s net production volumes were hedged through the following instruments:
Gasco 2010-2011 Swap Agreements

	Remaining			Floating Price
Agreement Type	Term	Quantity	Index Price (a)	Gasco Payer (a)
Swap (b)	1/10 — 12/10	3,500 MMBtu per day	$4.418 / MMBtu	NW Rockies
Swap	1/10 — 3/11	3,000 MMBtu per day	$4.825 / MMBtu	NW Rockies
Swap (b)	1/11 — 3/11	2,000 MMBtu per day	$4.418 / MMBtu	NW Rockies

(a)	Northwest Pipeline Rocky Mountains — Inside FERC first of month index price

(b)	Weighted average price from June 2009 through March 2011.
Teleconference Call
A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EST on Thursday, March 4, 2010 to discuss 2009 financial and operating results. You are invited to participate in the call which will be broadcast live over the Internet and via teleconference.

Date:	Thursday, March 4, 2010

Time:	11:00 a.m. EST
10:00 a.m. CST
9:00 a.m. MST
8:00 a.m. PST

Call:	(866) 392-4171 (US/Canada) and (706) 634-6345 (International), Passcode / Conference ID #: 58302364

Internet:	Live and rebroadcast over the Internet: log on to http://www.videonewswire.com/event.asp?id=66486

Replay:	Available through Thursday, March 11, 2010 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode 58302364 and for 30 days at http://www.gascoenergy.com
About Gasco Energy
Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.
Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044
Forward-looking Statements
Certain statements set forth in this press release relate to management’s future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under (1) Part I, “Item 1A— Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 3, 2010, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.
Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf. Gasco cannot assure you that its future results will meet its expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Gasco’s forward-looking statements speak only as of the date made. Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.
The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. Gasco has elected not to disclose Gasco’s probable and possible reserves in its filings with the SEC.

[Financial and Operational Tables Accompany this News Release]
The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco’s Annual Report on Form 10-K for the year ended December 31,
2009 filed with the SEC on March 3, 2010.

GASCO ENERGY, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$10,577,340	$1,053,216
Accounts receivable
Joint interest billings	857,405	5,436,636
Revenue	2,979,726	3,827,950
Inventory	1,019,913	4,177,967
Derivative instruments	—	8,855,947
Prepaid expenses	292,421	188,810

Total	15,726,805	23,540,526

PROPERTY, PLANT AND EQUIPMENT, at cost
Oil and gas properties (full cost method)
Proved properties	254,682,870	247,976,854
Unproved properties	38,638,936	39,280,348
Wells in progress	—	644,688
Facilities and equipment	971,890	3,696,785
Furniture, fixtures and other	333,049	371,605

Total	294,626,745	291,970,280
Less accumulated depletion, depreciation, amortization and impairment	(227,291,163)	(182,970,266)

Total	67,335,582	109,000,014
Assets held for sale, net of accumulated depreciation	20,155,544	19,712,565

Total	87,491,126	128,712,579

NON-CURRENT ASSETS
Deposit	139,500	139,500
Note receivable	500,000	—
Deferred financing costs	884,282	1,492,903

	1,523,782	1,632,403

TOTAL ASSETS	$104,741,713	$153,885,508

GASCO ENERGY, INC.
CONSOLIDATED BALANCE SHEETS (continued)

	December 31,
	2009	2008
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$1,110,259	$5,879,150
Revenue payable	2,245,545	3,840,985
Advances from joint interest owners	—	612,222
Derivative instruments	1,932,513	—
Accrued interest	844,108	1,187,495
Accrued expenses	1,215,106	1,126,000

Total	7,347,531	12,645,852

NONCURRENT LIABILITIES
5.5% Convertible Senior Notes	65,000,000	65,000,000
Long-term debt	34,544,969	31,000,000
Derivative instruments	761,092	—
Asset retirement obligation related to assets held for sale	206,595	187,238
Asset retirement obligation	1,054,370	962,941
Deferred rent expense	20,555	46,589

Total	101,587,581	97,196,768

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Series B Convertible Preferred stock — $.001 par value; 20,000 shares authorized; zero shares outstanding	—	—
Common stock — $.0001 par value; 300,000,000 shares authorized; 107,789,597 shares issued and 107,715,897 shares outstanding as of December 31, 2009; 107,825,998 shares issued and 107,752,298 shares outstanding as of December 31, 2008	10,780	10,783
Additional paid-in-capital	221,327,256	219,375,369
Accumulated deficit	(225,401,140)	(175,212,969)
Less cost of treasury stock of 73,700 common shares	(130,295)	(130,295)

Total	(4,193,399)	44,042,888

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$104,741,713	$153,885,508

GASCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2009	2008	2007
REVENUES
Gas	$13,801,679	$32,328,579	$16,818,623
Oil	1,916,757	3,306,253	2,337,129
Gathering	5,004,204	4,796,409	1,937,785
Rental income	366,399	1,426,932	1,029,094

Total	21,089,039	41,858,173	22,122,631

OPERATING EXPENSES
Lease operating	4,352,006	6,653,698	3,932,924
Gathering operations	2,670,176	3,457,593	2,471,645
Depletion, depreciation and amortization	5,555,095	9,476,944	9,780,767
Impairment	41,000,000	3,500,000	97,090,000
Contract termination fee	4,701,000	—	—
Loss (gain) on sale of assets, net	794,922	(318,740)	—
General and administrative	8,130,151	9,211,806	9,021,977

Total	67,203,350	31,981,301	122,297,313

OTHER INCOME (EXPENSE)
Interest expense	(5,617,750)	(5,151,136)	(4,274,814)
Derivative gains (losses)	1,510,522	9,761,826	(343,759)
Interest income	33,368	26,383	419,334

Total	(4,073,860)	4,637,073	(4,199,239)

NET INCOME (LOSS)	$(50,188,171)	$14,513,945	$(104,373,921)

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$(0.47)	$0.14	$(1.12)

Diluted	$(0.47)	$0.13	$(1.12)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	107,581,871	107,312,716	93,504,982

Diluted	107,581,871	109,090,165	93,504,982

GASCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(50,188,171)	$14,513,945	$(104,373,921)
Adjustment to reconcile net income (loss) to net cash provided by operating activities
Depletion, depreciation and amortization expense	5,445,138	9,379,223	9,692,341
Impairment expense	41,000,000	3,500,000	97,090,000
Accretion of asset retirement obligation	109,956	97,721	88,426
Stock-based compensation	1,944,775	3,102,998	3,085,121
Change in fair value of derivative instruments, net	11,549,552	(9,199,706)	343,759
Amortization of deferred rent expense	(26,034)	(14,004)	(12,400)
Amortization of deferred financing costs	608,621	521,428	518,233
Loss (gain) on sale of assets, net	794,922	(318,740)	—
Changes in operating assets and liabilities:
Accounts receivable	5,427,455	247,547	(475,097)
Inventory	3,257,440	(2,698,902)	137,173
Prepaid expenses	(103,611)	138,220	177,960
Accounts payable	(1,723,142)	(4,367,208)	2,825,300
Revenue payable	(1,595,443)	2,363,717	(201,159)
Accrued interest	(343,387)	343,401	(8)
Accrued expenses	89,106	543,000	(12,000)

Net cash provided by operating activities	16,247,177	18,152,640	8,883,728

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisitions, development and exploration	(10,190,020)	(44,250,250)	(63,508,879)
Brek acquisition transaction costs net of cash received	—	—	(356,803)
Cash paid for furniture, fixtures and other	(5,230)	(86,814)	(43,782)
Increase (decrease) in advances from joint interest owners	(612,222)	(5,106,012)	2,762,858
Proceeds from property sales	539,450	7,500,000	3,475,153
Proceeds from the sale of short-term investments	—	—	6,000,000
Cash undesignated as restricted	—	—	3,575,000

Net cash used in investing activities	(10,268,022)	(41,943,076)	(48,096,453)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under line of credit	13,000,000	42,000,000	18,000,000
Repayment of borrowings	(9,455,031)	(20,000,000)	(9,000,000)
Cash paid for debt issuance costs	—	(161,057)	(120,729)
Proceeds from sale of common stock	—	—	19,300,000
Exercise of options to purchase common stock	—	1,161,284	—

Net cash provided by financing activities	3,544,969	23,000,227	28,179,271

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,524,124	(790,209)	(11,033,454)
CASH AND CASH EQUIVALENTS:
BEGINNING OF PERIOD	1,053,216	1,843,425	12,876,879

END OF PERIOD	$10,577,340	$1,053,216	$1,843,425

GASCO ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,
	2009	2008
PRODUCTION INFORMATION
Gas production	988,764 mcf	1,165,779 mcf
Gas price	$4.09 per mcf	$3.92 per mcf

Oil production	9,004 bbl	10,431 bbl
Oil price	$55.79 per bbl	$30.74 per bbl

Equivalent production (mcfe)	1,042,788	1,228,365

REVENUES
Gas	$4,041,997	$4,568,167
Oil	502,372	320,671
Gathering	2,280,879	1,560,369
Rental income	—	331,463

Total	6,825,248	6,780,670

OPERATING EXPENSES
Lease operating	1,684,426	2,227,181
Gathering operations	707,812	756,189
Depletion, depreciation and amortization	895,812	2,153,463
Impairment	—	3,500,000
Gain on sale of assets, net	(39,803)	(318,740)
General and administrative	2,399,006	2,423,505

Total	5,647,253	10,741,598

OTHER INCOME (EXPENSE)
Interest expense	(1,537,537)	(1,423,623)
Derivative gains (losses)	788,637	4,056,432
Interest income	14,343	891

Total	(734,557)	2,633,700

NET INCOME (LOSS)	$443,438	$(1,327,228)

NET INCOME (LOSS) PER COMMON SHARE	$0.00	$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	107,581,871	107,536,874